December 22, 2011

Fellow Stockholders,

Enclosed is your fourth quarter 2011 dividend notice which reflects your quarterly dividend of $.315 per share, consistent with recent quarters. As we prepare to embark upon a new year, we want to take a moment to reflect upon Piedmont’s 2011 accomplishments and our expectations for 2012.

Six years ago we embarked upon a strategy of reducing the number of markets in which we own buildings. As a result, we began narrowing the number of markets that we operate in by disposing of certain assets and by adding Class A office properties to our portfolio only in locations which we believe have the greatest potential to contribute value appreciation and earnings growth over time. We also recognized that the years 2010, 2011, and 2012 were the years in which roughly half of the leases in Piedmont’s portfolio (measured based on annualized lease revenue) were scheduled to expire. At the time, no one could have predicted the financial turmoil that the United States would experience in the following years. In retrospect we can say that the highest lease rollover period in the history of Piedmont couldn’t have come at a more challenging time!

As we bring 2011 to a close, however, we are encouraged by the significant progress we have made thus far towards leasing space with high credit-quality tenants and obtaining new tenants. With over 3.9 million square feet of leasing transactions executed so far this year, 2011 has been the largest leasing year in the Company’s history.

Conversely, given the economic backdrop, this leasing has not been easy and it has not been cheap. In some cases we have had to accept lower market driven rental rates and grant larger tenant improvement packages than a stronger economic climate would have produced. We expect the impact from these lower rental rates will put pressure on 2012 earnings, as many of these recently executed leases commence and as we disburse the capital associated with tenant improvements for large tenants such as General Electric and the accounting firm, KPMG. As a result, and as we communicated to you last quarter, we do anticipate adjusting the annual dividend payout rate per share beginning in 2012 closer to our anticipated taxable income level of approximately 80 cents per share.

We are heartened for the future as we are now seeing opportunities to acquire desirable properties at attractive prices. Our transactional activity has been solid in 2011. To date, we have acquired seven office buildings and sold five - the largest of which, 35 West Wacker in Chicago, closed just last week. We are pleased that we have been able to continue to advance our strategy of selling non-strategic properties and recycling capital into more stable, growth-oriented markets or buildings which lay the foundation for enterprise appreciation in future years.

We realize that the combination of intense re-leasing activity and a portfolio repositioning strategy set against the current economic backdrop creates some pain in the short-term; however, as we look at our multi-year forecasts, we feel confident that these steps will enable Piedmont to emerge a stronger premier office space provider – a model that should command higher value in the public markets. We appreciate the confidence and trust that you have placed in us as we continue to execute on our plan of Building Value through Stewardship and I wish you and your family a blessed and happy New Year!

Donald A. Miller, CFA
Chief Executive Officer and President

Certain statements contained in this letter constitute forward-looking statements within the meaning of the federal securities laws. We intend for all such forward- looking statements to be covered by applicable safe-harbor provisions. Forward-looking statements can generally be identified by our use of forward- looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this letter include the ability of newly acquired properties to contribute value appreciation and earnings growth; the impact that recently executed leases will have on 2012 earnings and capital deployment; whether and how much we may adjust our dividends; our ability to acquire additional properties at attractive prices; and whether we will realize enterprise appreciation in future years as a result of our portfolio-repositioning strategy. Forward-looking statements are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and available at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any of the forward-looking statements contained in this letter, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.